UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
October 4, 2013 (September 30, 2013)
Date of Report (Date of earliest event reported)

BOSTON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54586	27-0801073
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

1750 Elm Street, Manchester, NH 03104
(Address of principal executive offices)          (Zip Code)

(603) 935-9799
(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2013,  Boston Therapeutics, Inc. (the "Company") conducted the final closing (the “Final Closing”) of its private placement of securities (the “Offering”) pursuant to a Unit Purchase Agreement, dated as of July 23, 2013 (the “Purchase Agreement”) with certain accredited investors named therein (the “Investors”)  pursuant to which: the Investors at the Final Closing agreed to purchase (i) an aggregate of approximately 5,903,700 shares ( the “Shares”) of Common Stock at $0.30 per share and (ii) warrants to purchase an aggregate of approximately 2,951,850  shares of Common Stock at an exercise price of $0.50 per share (the “Warrants”).  As required by the  Purchase Agreement, at the closings, the investors also became parties to the Registration Rights Agreement dated as of July 23, 2013 pursuant to which the Company is required to register with the United States Securities and Exchange Commission (“SEC”) such Shares and the shares of Common Stock underlying the Warrants (the “Warrant Shares”). The Company received $1,771,100 in gross proceeds from the sale of securities under the Purchase Agreement at the Final Closing, bringing the total gross proceeds received by the Company in the Offering to $5,297,698.

Laidlaw Ltd., a FINRA registered broker dealer, acted as exclusive placement agent with respect to the Offering. In connection with the Final Closing, the placement agent received a cash fee of $137,110 and will receive warrants to purchase 745,550 shares of Common Stock at an exercise price of $0.30 per share.

A press release announcing the closing is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

General Information
The foregoing is not a complete summary of the terms of the transactions contemplated by the Purchase Agreement and reference is made to the complete text of the Purchase Agreement, Registration Rights Agreement, Form of Warrant and Form of Agent Warrant which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

The securities offered will not be and have not been registered for primary sale by the Company under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The securities offered will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated by reference in response to this Item 3.02.

The Shares and Warrants described were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.  In connection with the sale of these securities, the Company relied on each Investor’s written representations that it was an "accredited investor" as defined in Rule 501(a) of Regulation D.  In addition, neither the Company nor anyone acting on its behalf has offered or sold these securities by any form of general solicitation or general advertising.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Effective September 30, 2013 by mutual consent of the Company and Jonathan B. Rome, who has committed his full time to pursue his other business interests, Mr. Rome departed from his position as Chief Operating Officer of the Company.  Under the terms of the employment agreement between Mr. Rome and the Company, options to purchase an additional 833,334 shares of the Common Stock of the Company vested as of September 30, 2013.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.
99.1           Press Release of Boston Therapeutics, Inc. dated October 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON THERAPEUTICS, INC.

Date: October 4, 2013	By:	/s/ David Platt, Ph.D.
David Platt
Chief Executive Officer

Exhibit Index

Exhibit No.

99.1 Press Release of Boston Therapeutics, Inc. dated October 3, 2013